ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF THE CAPTECH FINANCIAL GROUP, INC.

In accordance with Section 607.1006 of the Florida Business Corporation Act, Captech Financial Group, Inc., a Florida profit corporation (the “Corporation”), adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:
Effective on the date of the filing of these Articles of Amendment with the Florida Secretary of State (the "Effective Date"), each share of common stock, no par value of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued without any action on the part of the holder thereof, on a one-for-5 basis so that five (5) shares of the Old Common Stock shall be converted into and reconstituted as one share of Common Stock, no par value (the "Reverse Split"). The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of all of such holder's stock certificates formerly representing shares of Old Common Stock, in lieu of such fractional share, one whole share of Common Stock.

SECOND:	Article IV of the Articles of Incorporation shall be amended in its entirety to read as follows:

"ARTICLE IV - CAPITAL STOCK

The Corporation is authorized to issue the following shares of capital stock: 40,000,000 shares of common stock, no par value.”

THIRD:
The foregoing amendment does not adversely affect the rights or preferences of the Corporation’s shareholders and does not result in the percentage of authorized shares that remain unissued after the Reverse Split exceeding the percentage of authorized shares that were unissued before the Reverse Split.

FOURTH:	The foregoing amendment was adopted by the Board of Directors of the Corporation on July 2, 2007 without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has have executed these Articles of Amendment on behalf of the Corporation on this 2nd day of July, 2007.

/s/ Wesley F. Whiting
Wesley F. Whiting President and Chief Executive Officer

ARTICLES OF CORRECTION

For

CAPTECH FINANCIAL GROUP, INC.

(Document Number P01000000886)

Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, Captech Financial Group (the “Corporation”) files these Articles of Correction within 30 days of the file date of the document being corrected.

These Articles of Correction correct Articles of Amendment to the Articles of Incorporation, filed with the Department of State on July 3, 2007.

The inaccuracy in the Articles of Amendment was in the first sentence of the first paragraph that reads as follows:

“First:
Effective on the date of the filing of these Articles of Amendment with the Florida Secretary of State (the “Effective Date”), each share of common stock, no par value of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the “Old Common Stock”) shall automatically be reclassified and continued without any action on the part of the holder thereof, on a one-for-5 basis so that five(5) shares of the Old Common Stock shall be converted into and reconstituted as one share of Common Stock, no par value (the “Reverse Split”).”

The first sentence of the first paragraph should be deleted and replaced with the following:

“First:
Effective on July 16, 2007 (the “Effective Date”), each share of common stock, no par value, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the “Old Common Stock”) shall automatically be reclassified and continued without any action on the part of the holder thereof, on a one-for-5 basis so that five(5) shares of the Old Common Stock shall be converted into and reconstituted as one share of Common Stock, no par value (the “Reverse Split”).”

IN WITNESS WHEREOF, the undersigned has executed these Articles of Correction on behalf of the Corporation on this 9th day of July, 2007.

/s/ Wesley F. Whiting
Wesley F. Whiting
President and Chief Executive Officer